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                                                                    EXHIBIT 23.1

                         INDEPENDENT AUDITORS' CONSENT

The Board of Directors
ATP Oil & Gas Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-60762) on Form S-8 of ATP Oil & Gas Corporation and subsidiaries of our report dated March 29, 2002, with respect to the consolidated balance sheets of ATP Oil & Gas Corporation and subsidiaries as of December 31, 2001 and 2000, and the related consolidated statements of operations, shareholders' equity (deficit), and cash flows for each of the years in the three-year period ended December 31, 2001, which report appears in the December 31, 2001, annual report on Form 10-K of ATP Oil & Gas Corporation and subsidiaries.

Our report refers to a change in accounting for derivative financial instruments, effective January 1, 2001.



KPMG LLP

Houston, Texas
April 1, 2002